Exhibit 10.17

July 21, 2026

Faheem Hasnain

Dear Faheem:

On behalf of Aspen Neuroscience, Inc. (the “Company”), I am pleased to extend an offer of employment to you to serve as the Executive Chair, with an employment start date anticipated to be on or about August 3, 2026 (such actual date your employment commences, the “Start Date”). In such capacity, you will be responsible for such duties as are normally associated with such position and as otherwise assigned from time to time by the Company’s Board of Directors (the “Board”). You will report directly to the Board and your principal place of work shall be located in San Diego, California. This offer and your employment relationship will be subject to the terms and conditions of this letter.

Certain capitalized terms used in this letter have the applicable meanings set forth on Exhibit A attached hereto.

Compensation

Base Salary: From and after your Start Date, you will be paid an annualized base salary, initially $300,000.00, which equates to a bimonthly, per pay period rate of $12,500.00 (subject to required tax withholding and other authorized deductions). This position is an exempt position, which means you are paid for the job and not by the hour. Accordingly, you will not receive overtime pay if you work more than 8 hours in a workday or 40 hours in a workweek. Your base salary will be payable in accordance with the Company’s standard payroll policies and subject to adjustment pursuant to the Company’s policies as in effect from time to time. The Company’s current pay dates are the 15th and end of the month.

Annual Bonus: You will be eligible to earn an annual cash bonus with a target amount of 55% of the base salary you earned during the plan year. Whether you receive an annual bonus in any given year, and the amount of any such bonus, shall be determined by the Board or its designee in its sole discretion, and shall be based upon achievement of performance objectives and other criteria to be determined by the Board or its designee in its sole discretion. The annual bonus, if

10835 Road to the Cure, Ste. 100, San Diego, CA 92121 858.263.1222 AspenNeuroscience.com

earned, will be paid no later than March 15th following the last day of the applicable fiscal year for which the annual bonus is being measured. Unless otherwise determined by the Board or its designee, you must be employed on the date the annual bonus is paid to earn such bonus.

RSU Awards:

All grants of RSU Awards to you will be subject to the terms and conditions of the Plan and the applicable form of RSU Award grant notice and agreement approved by the Board. If on any date that an RSU Award would otherwise be granted to you and/or settled via an issuance of Company shares, the Company does not have a sufficient number of shares available under its Plan to issue such shares, the Company reserves the right, in its sole discretion, to instead make a cash payment to you equal to the Current Fair Market Value of the shares that would otherwise be issued to you.

IPO Grant - Subject to your continued employment through the IPO Date, upon or as soon as administratively practicable following the IPO Date the Company will grant you an RSU Award for a number of shares equal to 1% of the IPO Shares Outstanding (the “IPO RSU”). The IPO RSU will be immediately fully-vested upon grant, and will include a ’deferred settlement’ feature so that shares of common stock will be issued in settlement of the IPO RSU in all cases on a date during the 2027 calendar year and following expiration of the underwriter lock-up period restrictions, and on such date that you are permitted to sell Company shares in the open market, but no later than December 31, 2027.

Second Anniversary Grant - Subject to the prior occurrence of a Qualified IPO and your continued employment as the Company’s Executive Chair through the second anniversary of the IPO Date, upon or as soon as administratively practicable following such date, the Company will grant you an RSU Award for a number of shares that is determined by subtracting such maximum number of whole shares of common stock with a then Current Fair Market Value not exceeding the IPO 1% Value from a number of shares of common stock equal to 1% of the IPO Shares Outstanding, and which will be immediately fully-vested upon grant (the “Second Anniversary Grant”).

2x IPO Grant - Subject to your continued employment through the date the 200% Price Goal is attained, upon or as soon as administratively practicable following such date, the Company will grant you an RSU Award for a number of shares of common stock that is determined by subtracting such maximum number of whole shares with a then Current Fair Market Value not exceeding the IPO 1% Value from a number of shares of common stock equal to 1% of the IPO Shares Outstanding, and which will be immediately fully-vested upon grant (the “2x IPO Grant”).

6x IPO Grant - Subject to your continued employment through the date the 600% Price Goal is attained, upon or as soon as administratively practicable following such date, the Company will grant you an RSU Award for a number of shares of common stock that is determined by subtracting such maximum number of whole shares of common stock with a then Current Fair Market Value not exceeding the IPO 1% Value from a number of shares of common stock equal to 1% of the IPO Shares Outstanding, and which will be immediately fully-vested upon grant (the “6x IPO Grant”).

8x IPO Grant - Subject to your continued employment through the date the 800% Price Goal is attained, upon or as soon as administratively practicable following such date, the Company will grant you an RSU Award for a number of shares of common stock that is determined by subtracting such maximum number of whole shares with a then Current Fair Market Value not exceeding the IPO 1% Value from a number of shares of common stock equal to 1% of the IPO Shares Outstanding, and which will be immediately fully-vested upon grant (the “8x IPO Grant”).

Change in Control Awards

Subject to your continued employment as the Company’s Executive Chair through the date of a Qualifying Change in Control, you will be eligible to receive the following awards (each a “Change in Control Award” and collectively the “Change in Control Awards”):

If the Second Anniversary Grant was not granted to you prior to such Qualifying Change in Control, you will either receive a fully vested Second Anniversary Grant immediately prior to such Qualifying Change in Control, or you will alternatively be awarded the right to receive such applicable portion of the Qualifying Change in Control transaction consideration that you would have been entitled to receive if a fully vested Second Anniversary Grant had been granted to you immediately preceding the consummation of the Qualifying Change in Control, subject to the same contingencies or delayed payments terms, including pursuant to an escrow, earn-out, holdback or similar arrangement, applicable to Company stockholders generally in the Qualifying Change in Control.

If the 2x IPO Grant was not granted to you prior to such Qualifying Change in Control, and the Fair Market Value of the transaction proceeds payable to a holder of a share of common stock in such Qualifying Change in Control is not less than the 200% Price Goal, you will either receive a fully vested 2x IPO Grant immediately prior to such Qualifying Change in Control, or you will alternatively be awarded the right to receive such applicable portion of the Qualifying Change in Control transaction consideration that you would have been entitled to receive if a fully vested 2x IPO Grant had instead been granted to you immediately preceding the consummation of the Qualifying Change in Control, subject to the same contingencies or delayed payments terms, including pursuant to an escrow, earn-out, holdback or similar arrangement, applicable to Company stockholders generally in the Qualifying Change in Control.

If the 6x IPO Grant was not granted to you prior to such Qualifying Change in Control, and the Fair Market Value of the transaction proceeds payable to a holder of a share of common stock in such Qualifying Change in Control is not less than the 600% Price Goal, you will either receive a fully vested 6x IPO Grant immediately prior to such Qualifying Change in Control, or you will alternatively be awarded the right to receive such applicable portion of the Qualifying Change in Control transaction consideration that you would have been entitled to receive if a fully vested 6x IPO Grant had instead been granted to you immediately preceding the consummation of the Qualifying Change in Control, subject to the same contingencies or delayed payments terms, including pursuant to an escrow, earn-out, holdback or similar arrangement, applicable to Company stockholders generally in the Qualifying Change in Control.

If the 8x IPO Grant was not granted to you prior to such Qualifying Change in Control, and the Fair Market Value of the transaction proceeds payable to a holder of a share of common stock in such Qualifying Change in Control is not less than the 800% Price Goal, you will either receive a fully vested 8x IPO Grant immediately prior to such Qualifying Change in Control, or you will alternatively be awarded the right to receive such applicable portion of the Qualifying Change in Control transaction consideration that you would have been entitled to receive if a fully vested 8x IPO Grant had instead been granted to you immediately preceding the consummation of the Qualifying Change in Control, subject to the same contingencies or delayed payments terms, including pursuant to an escrow, earn-out, holdback or similar arrangement, applicable to Company stockholders generally in the Qualifying Change in Control.

Benefits

You will be eligible to participate in all employee benefit plans that the Company customarily makes available to its employees. You will also be eligible for paid time off, vacation and/or paid sick leave in accordance with applicable law and the Company policies in effect from time to time. The Company reserves the right to change or eliminate the employee benefit plans on a prospective basis, at any time, effective upon notice to you.

The Company will reimburse you for all reasonable lodging, transportation, travel, entertainment and other business expenses that you incur in the course of performing your duties hereunder, in accordance with the Company’s expense reimbursement policies and procedures. To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation and will be reimbursed in accordance with the Company’s policies. Any reimbursement you are entitled to receive shall (a) be paid no later than the last day of your tax year following the tax year in which the expense was incurred, (b) not be affected by any other expenses that are eligible for reimbursement in any tax year, and (c) not be subject to liquidation or exchange for another benefit.

Termination; Severance

Termination for Cause by the Company: Although the Company anticipates a mutually rewarding employment relationship with you, the Company may terminate your employment at any time, including for Cause. For purposes of this letter, “Cause” is defined as: (a) acts or omissions constituting gross negligence, recklessness or willful misconduct on your part with respect to your obligations or otherwise relating to the business of the Company; (b) any acts or conduct by you that are materially adverse to the Company’s interests; (c) your material breach of this letter, the PIIA (as defined below) or the Arbitration Agreement (as defined below); (d) your breach of any other agreement with the Company or any of the Company policies; (e) your conviction or entry of a plea of nolo contendere for fraud, misappropriation or embezzlement, or any felony or crime of moral turpitude; (f) your failure to perform your duties as determined in the sole and exclusive discretion of the Board; (g) your inability to perform the essential functions of your position, with or without reasonable accommodation, due to Permanent Disability (as defined below); (h) your death; or (i) the winding down or dissolution of the Company. In the event of a termination based on (b), (c), (d) or (f), you will have fifteen (15) days from receipt of notice from the Company to cure the issue, if curable. In the event that your employment is terminated in accordance with this paragraph, you shall be entitled to receive only your base salary then in effect, prorated to the date of termination and all benefits accrued through the date of termination (“Accrued Benefits”). All other Company obligations to you pursuant to this letter will become automatically terminated and completely extinguished and you will not be entitled to receive the Severance Benefits described below. For purposes hereof, “Permanent Disability” will be deemed to occur if a duly licensed physician selected by both parties determines: (i) that you have become unable to perform substantially all of the duties and services required hereunder because of physical or mental disability (taking into account the Company’s obligation to provide reasonable accommodation under the Americans with Disabilities Act and the California Fair Employment and Housing Act); and (ii) that such inability will continue for 90 consecutive days or for more than 180 non-consecutive days in the following 365-day period, and if you have exhausted all leave rights under the Family and Medical Leave Act or will exhaust those leave rights during such 90-day period (or over the following 365-day period). If the parties cannot agree on a licensed physician, each party will select one licensed physician, and those two licensed physicians will select a third licensed physician who will determine whether you have a Permanent Disability. The Company will give you at least 10 business days’ prior written notice if it intends to seek an opinion of a physician in accordance with this paragraph.

Termination Without Cause by the Company/Severance: The Company may also terminate your employment under this letter without Cause at any time. In the event that the Company terminates your employment under this letter without Cause (a “Qualifying Termination”), you will receive your base salary then in effect, prorated to the date of termination, and Accrued Benefits. In addition, solely to the extent there is a Qualifying Termination, and subject to your timely satisfaction of the Severance Preconditions (defined below), you will be eligible to receive the following severance benefits (the “Severance Benefits”):

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continued payment of your base salary as then in effect on the date of termination, payable in accordance with the Company’s regular payroll cycle beginning on the first regular payday occurring at least 60 days following the Qualifying Termination date and continuing for a period of eighteen (18) months thereafter (the “Severance Period”);
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If the Second Anniversary Grant was not granted to you prior to your Qualifying Termination, then you will either receive: (i) the Second Anniversary Grant, or (ii) a cash payment equal to the Current Fair Market Value as measured on the date of your Qualifying Termination as if the Second Anniversary Grant had been granted to you on such date (the “Second Anniversary Severance Benefit”);
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If the 2x IPO Grant was not granted to you prior to your Qualifying Termination and the 200% Price Goal is attained within the ninety (90) day period following your Qualifying Termination, then you will either receive: (i) the 2x IPO Grant, or (ii) a cash payment equal to the Current Fair Market Value as measured on the date of your Qualifying Termination as if the 2x IPO Grant had been granted to you on such date (the “2x Price Severance Benefit”);
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If the 6x IPO Grant was not granted to you prior to your Qualifying Termination, and the 600% Price Goal is attained within the ninety (90) day period following your Qualifying Termination, then you will either receive: (i) the 6x IPO Grant, or (ii) a cash payment equal to the Current Fair Market Value as measured on the date of your Qualifying Termination as if the 6x IPO Grant had been granted to you on such date (the “6x Price Severance Benefit”);
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If the 8x IPO Grant was not granted to you prior to your Qualifying Termination, and the 800% Price Goal is attained within the ninety (90) day period following your Qualifying Termination, then you will either receive: (i) the 8x IPO Grant, or (ii) a cash payment equal to the Current Fair Market Value as measured on the date of your Qualifying Termination as if the 8x IPO Grant had been granted to you on such date (the “8x Price Severance Benefit”); and

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If a Qualifying Change in Control occurs within the ninety (90) day period following your Qualifying Termination, you will be eligible to receive any applicable Change in Control Awards as if you had continued in employment as the Executive Chair through the date of such Qualifying Change in Control, as determined based on the applicable RSU Awards previously granted to you and Fair Market Value of the transaction proceeds in the Change in Control as provided above (the “CIC Severance Benefits”).

To avoid duplication of benefits intended to be provided to you under this letter, you are not eligible to receive both Non-CIC RSU Award Severance Benefits and any CIC Severance Benefits. If you would otherwise be eligible for both Non-CIC RSU Award Severance Benefits and any CIC Severance Benefits, you will only receive the CIC Severance Benefits and will not be eligible for any Non-CIC RSU Award Severance Benefits.

In all cases, the foregoing Company obligations to provide you with any Non-CIC RSU Award Severance Benefits or CIC Severance Benefits may be satisfied pursuant to the Company’s grant of unvested RSUs to you while you are still performing services to the Company and therefore eligible for such grants and which are eligible to vest subject to your timely satisfaction of the Severance Preconditions and timely satisfaction of the applicable performance goals as specified above, and which will be forfeited and cancelled automatically if such vesting conditions are not timely met. If the Non-CIC RSU Award Severance Benefits or CIC Severance Benefits are instead paid to you in cash, such cash payment will be made in accordance with the Company’s regular payroll cycle on first regular payday occurring at least 60 days following the Qualifying Termination date, subject to your timely satisfaction of the Severance Preconditions.

You will only receive the Severance Benefits if you: (i) comply with all surviving obligations you owe to the Company, including, without limitation, those under the PIIA); (ii) execute a full general release in a form provided by and acceptable to the Company, releasing all claims, known or unknown, that you may have against the Company, including, without limitation, those arising out of or any way related to your employment or termination of employment with the Company, and such release has become effective in accordance with its terms prior to the 60th day following the termination date; and (iii) you agree to provide transition assistance to the Company, and to cooperate and assist the Company with pending litigation, in each case during the Severance Period; and (iv) subject to limitations provided by applicable law or regulation, you agree not to make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputations, practices or conduct of the Company ((i)-(iv), the “Severance Preconditions”). All other Company obligations to you will be automatically terminated and completely extinguished.

Voluntary Resignation: You may voluntarily resign your position with the Company, at any time. If you do so, the Company requests that you provide no less than thirty (30) days’ advance written notice. In the event of your voluntary resignation, you will be entitled to receive only your base salary and benefits through your employment termination date and no other amount. All other Company obligations to you pursuant to this letter will become automatically terminated and completely extinguished. In addition, you will not be entitled to receive the Severance Benefits described above.

Pay in Lieu of Notice Period: Should you resign your employment upon thirty (30) days’ advance written notice, the Company reserves the right to immediately relieve you of all job duties, positions and responsibilities and provide you with payment of your then current base salary in lieu of any portion of the notice period.

Parachute Payment Excise Tax

Anything in this Agreement to the contrary notwithstanding, in the event that any compensation, payment or distribution by the Company to or for your benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Parachute Payments”), would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), the following provisions shall apply: If the Parachute Payments, reduced by the sum of (1) the Excise Tax and (2) the total of the Federal, state, and local income and employment taxes payable by you on the amount of the Parachute Payments which are in excess of the Threshold Amount, are greater than or equal to the Threshold Amount, you shall be entitled to the full benefits payable under this Agreement. If the Threshold Amount is less than (x) the Parachute Payments, but greater than (y) the Parachute Payments reduced by the sum of (1) the Excise Tax and (2) the total of the Federal, state, and local income and employment taxes on the amount of the Parachute Payments which are in excess of the Threshold Amount, then the Parachute Payments shall be reduced (but not below zero) to the extent necessary so that the sum of all Parachute Payments shall not exceed the Threshold Amount. In such event, the Parachute Payments shall be reduced in the following order: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits. To the extent any payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order. For the purposes of this paragraph, “Threshold Amount” shall mean three times your “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00); and “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, and any interest or penalties incurred by you with respect to such excise tax. All calculations and determinations under this paragraph shall be made by an independent accounting firm or independent tax counsel appointed by the

Company (the “Tax Counsel”) whose determinations shall be conclusive and binding on the Company and you for all purposes. For purposes of making the calculations and determinations required by this paragraph, the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Company and you shall furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations. The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.

At-Will Employment

If you accept our offer, your employment with Company will be “at‑will.” This means your employment is not for any specific period of time and can be terminated by you at any time for any reason. Likewise, Company may terminate the employment relationship at any time, with or without cause or advance notice. In addition, Company reserves the right to modify your position, duties and reporting relationship to meet business needs and to use its managerial discretion in deciding on appropriate discipline. Any change to the at-will employment relationship must be by a specific, written agreement signed by you and another authorized member of the Board.

Employee Proprietary Information and Inventions Agreement; Arbitration Agreement; Other Contingencies

As a condition of your employment and on or prior to your Start Date, you shall execute the Company’s standard form of Employee Proprietary Information and Inventions Agreement (the “PIIA”) which is provided with this letter. In addition, the Company is also offering you the opportunity to enter into the Company’s standard form of arbitration agreement (the “Arbitration Agreement”) to govern any future disputes that may arise out of the relationship. Your decision to enter into such an Arbitration Agreement with the Company is completely voluntary and such an agreement is not required as a condition of your employment. A copy of the Company’s standard form of Arbitration Agreement is enclosed for your review. In addition, as a condition of employment, you will need to demonstrate compliance with federal I9 requirements (please bring suitable documentation with you on your first day of work verifying your identity and legal authorization to work in the United States).

Third Party Rights

By accepting this offer, you represent that you are not a party to any other agreement, covenant, or restriction which will or could interfere with your ability to fully and satisfactorily provide the services for which you are being offered employment and employed by the Company. During your employment with the Company, you will not breach any agreement between you and any third party to keep in confidence proprietary information, knowledge or data belonging to that third party that was acquired by you prior to your employment with the Company. In addition, you agree that you will not disclose to the Company, or induce the Company to use, any confidential or proprietary information or material belonging to any previous employer or others. You agree not to enter into any agreement, whether written or oral, in conflict with your promises in this provision.

No Conflict of Interest

During your employment with the Company, you agree that you will not engage in any work, paid or unpaid, that creates an actual conflict of interest with the Company. Such work shall include, but is not limited to, competing with the Company in any way, or acting as an officer, director, employee, consultant, stockholder, volunteer, lender, or agent of any business enterprise of the same nature as, or which is in direct competition with, the Company. If the Company believes such a conflict exists, the Company may ask you to choose to discontinue the other work or resign employment with the Company.

Governing Law

The validity, interpretation, construction and performance of the provisions of this letter shall be governed by the laws of the State of California without reference to principles of conflicts of laws that would direct the application of the law of any other jurisdiction.

Severability

The invalidity or unenforceability of any provision of this letter will not affect the validity or enforceability of the other provisions of this letter, which will remain in full force and effect. Moreover, if any provision is found to be excessively broad in duration, scope or covered activity, the provision will be construed, and to the extent necessary will be deemed to be amended, so as to be enforceable to the maximum extent compatible with applicable law.

Employment Relationship; Modification of Terms of Offer

Please be advised that neither this letter nor any statement made by the Company, subsidiaries or affiliates is intended to be a contract of employment for a definite period of time. That means that the employment relationship established by this letter is “at-will” and either you or the Company may terminate the employment relationship at any time and for any reason, with or without cause or advance notice. The Company may from time to time and in its own discretion, change the terms and conditions of your employment with or without advance notice.

Application of Section 409A

To the extent required to avoid the imposition of additional taxes and penalties under Section 409A of the Code, amounts payable under this letter on account of any termination of employment shall only be paid if you experience a “separation from service” as defined in Section 409A of the Code and the regulatory and other guidance issued thereunder (the “Section 409A Regulations”). Furthermore, to the extent that you are a “specified employee” within the meaning of the Section 409A Regulations as of the date of your separation from service, no amount that constitutes a deferral of compensation which is payable on account of your separation from service shall be paid to you before the date (the “Delayed Payment Date”) which is first day of the seventh month after the date of your separation from service or, if earlier, the date of your death following such separation from service. All such amounts that would, but for this paragraph, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

The benefits provided under this letter to you are intended to be exempt from or compliant with the requirements of Section 409A of the Code. The Company intends that income provided to you pursuant to this letter will not be subject to taxation under Section 409A of the Code. The provisions of this letter shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code or the requirements for an exemption from its application. However, the Company does not guarantee any particular tax effect for income provided to you pursuant to this letter. In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to you, the Company shall not be responsible for the payment of any applicable taxes on compensation paid or provided to you pursuant to this letter.

For purposes of Section 409A of the Code, the right to a series of installment payments under this letter shall be treated as a right to a series of separate payments.

Contingencies

This offer is contingent upon the following:

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Signing of the Offer Letter;
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Signing of the PIIA;
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Compliance with the Company’s policies and procedures;
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Review of the Arbitration Agreement; and
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Compliance with federal I-9 requirements.

Complete Agreement

This letter, including the enclosed PIIA and Arbitration Agreement, and the Plan constitutes the entire agreement between you and the Company relating to this subject matter and supersedes all prior or contemporaneous agreements, understandings, negotiations or representations, whether oral or written, express or implied, on this subject. This letter may not be modified or amended except by a specific, written agreement signed by you and another authorized member of the Board. This letter may be delivered and executed via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes

[Remainder of Page Intentionally Blank. Signatures on Following Page.]

To indicate your acceptance, please sign and return the enclosed copy of this letter and the PIIA to me by August 3, 2026.

If you have any questions, regarding this letter or employment with the Company, please feel free to contact me via email at ___________________. We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

Aspen Neuroscience, Inc.

By: /s/ Jeff Boerneke

Name: Jeff Boerneke

Title: General Counsel

ACCEPTED:

Faheem Hasnain

/s/ Faheem Hasnain

(Signature)

Dated: July 28, 2026

Exhibit A

For all purposes of the employment offer letter to which this Exhibit A is attached, the following terms have the following meanings:

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“200% Price Goal” means the Company’s attainment of an Average Trading Price of not less than 200% the IPO Price not later than the second anniversary of the IPO Date.
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“600% Price Goal” means the Company’s attainment of an Average Trading Price of not less than 600% the IPO Price not later than the third anniversary of the IPO Date.
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“800% Price Goal” means the Company’s attainment of an Average Trading Price of not less than 800% the IPO Price not later than the fourth anniversary of the IPO Date.
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“Average Trading Price” means the Company’s 90-day average closing stock price as of any specified date following a Qualified IPO.
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“Change in Control” has the meaning given to such term in the Plan.
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“Code” means the Internal Revenue Code of 1986, as amended.
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“Current Fair Market Value” means the value determined by reference to the closing price per share of the Company’s common stock as of the last trading date preceding the applicable measurement date.
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“Fair Market Value” means the applicable value as determined by the Board, in its sole discretion.
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“IPO Date” means the date of consummation of a Qualified IPO.
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“IPO Price” means the price at which the Company’s shares are sold to the public in the Qualified IPO.
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“IPO Shares Outstanding” means the applicable number of the Company’s currently outstanding shares, as determined as of immediately following the IPO Date on a fully-diluted basis, and as adjusted for any subsequent stock splits, reverse stock splits or similar capitalization changes implemented prior to the applicable grant date.
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“IPO 1% Value” means the amount determined by multiplying the IPO Price by a number of shares equal to 1% of the IPO Shares Outstanding.
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“Non-CIC RSU Award Severance Benefits” means the Second Anniversary Severance Benefit, 2x Price Severance Benefit, 6x Price Severance Benefit, and 8x Price Severance Benefit.
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“Plan” means the Company’s 2026 Equity Incentive Plan or any successor plan.
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“RSU Award” means an award of restricted stock units representing the right to be issued a number of shares of the Company’s common stock.
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“Qualified IPO” means an initial public offering of the Company’s shares that is completed no later than December 31, 2026.
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“Qualifying Change in Control” means Change in Control that occurs following a Qualified IPO and prior to the fourth anniversary of the IPO Date.